Exhibit 99.1

Verso Corporation Announces Change in Senior Leadership

MIAMISBURG, Ohio, March 11, 2020 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today announced that Michael A. Weinhold has resigned as President of Verso, effective March 10, 2020.

"On behalf of the entire Board and senior leadership team, I want to thank Mike for his leadership and contributions to Verso's success over the years and wish him the very best in his future endeavors," said Verso's Chief Executive Officer Adam St. John.

"I am honored to have been part of Verso's senior leadership team since the company's inception in 2006," Weinhold said. "It has been a pleasure working with the many passionate, talented and dedicated people at Verso, and I wish them continued success."

About Verso Corporation
Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of graphic and specialty papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2019 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Investor contact: investor.relations@versoco.com, 937-528-3220, or Media contact: Shawn Hall, Director, Communications, 937-528-3700, shawn.hall@versoco.com